Exhibit 99.1

Q4 2005 DOCUMENT SCIENCES EARNINGS CONFERENCE CALL

MARCH 30, 2006

CALL PARTICIPANTS

• Jack McGannon	Document Sciences Corporation, CEO
• Todd Schmidt	Document Sciences Corporation, CFO

PRESENTATION

Operator: Good morning ladies and gentlemen. Welcome to Document Sciences Corporation 2005 Year End Earnings Conference Call. At this time all participants have been placed in a listen-only mode and it’s my pleasure to turn the floor over to your host, Jack McGannon, CEO of Document Sciences Corporation.

Jack McGannon: Thank you, and good morning ladies and gentlemen, and welcome to the Document Sciences year end 2005 earnings conference call. I’m Jack McGannon, CEO of Document Sciences Corporation. I want to mention that the latest earnings release and other investor relations information are available on the investor relations section of our website, at www.docscience.com.

Today’s call and the associated PowerPoint slides are being broadcast from our website and will be archived for replay on the site for approximately 30 days. The prepared remarks of our call will last about 15 minutes, and at the conclusion, we will have a question and answer session. Joining me for today will be Todd Schmidt, our Chief Financial Officer.

Before we start, I need to provide you with a cautionary statement regarding forward-looking statements.

The information provided today on this call will contain “forward-looking” statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by our use of words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan” or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. For a discussion of these events and risk factors, please review our periodic reports filed with the SEC from time-to-time, including our annual report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports on Form 10-Q. We do not undertake, and specifically disclaim, any obligation to revise or update these forward-looking statements.

Now I will turn to operational highlights for 2005.

We are pleased with our financial results for the year particularly in light of our emphasis on growth. Revenue grew by a significant 28% during the year to a company record of $29.6 million. Within the year, the revenue for each quarter also represented company records for the respective periods and, during the fourth quarter, the company achieved its first quarterly revenue of over $8 million. Additionally, beginning with the third quarter of 2004, the company’s quarterly revenue has grown year-over-year for six consecutive quarters.

Importantly, we again grew our cash balance during 2005. Cash, including cash equivalents and short-term investments, increased by over $1.1 million to $7.9 million. Since the beginning of year 2001, we have grown our cash balance, excluding the effects of stock repurchases, by $6.5 million and have achieved cash growth for five consecutive years.

In the same vein, the value of Document Sciences stock appreciated again during 2005, representing the fifth consecutive year of appreciation. For the five year period from the end of year 2000 through year-end 2005, the stock price of Document Sciences has grown by 967%.

With our growth came acknowledgment of Document Sciences as a leader in the software industry. We were included in Software Magazine’s Software 500, recognizing us as one of the world’s foremost software and services providers. We were also named as one of the top four software companies in San Diego, out of hundreds, at the AeA High Tech awards program. And we achieved the number one ranking for document solutions within insurance from US Insurer Magazine based on a poll of Chief Technology Officers within the industry.

We have enhanced our executive management team to support the anticipated future growth of the company by recently adding Todd Schmidt as a Chief Financial Officer and Hakan Akbas as Chief Marketing Officer. Todd has many years of experience as a Chief Financial Officer for a number of companies in the San Diego area. He has worked for both public and private companies and is extremely well-versed in all aspects of finance, especially those aspects related to public companies. Hakan joins us with a strong track record in strategic marketing and new business development. He will be charged with bringing to market our technology suite and driving lead generation for our sales channels, as well as looking at non-traditional ways to capitalize on the company’s many resources. We have also upgraded our Board of Directors within the last year with the additions of Ron Beard, former Chairman of Gibson, Dunn & Crutcher, and Marge Breya, Chief Marketing Officer of BEA Systems.

In addition to our focus on growth during 2005, we also devoted considerable resources toward building on our foundation for future growth. We have expanded to 360 employees at the end of the year, with growth most pronounced in Research & Development and Professional Services, giving us the ability to nimbly respond to market requirements and customer needs.

Total spending for the year on Research & Development, which has grown to 100 employees, was $5.4 million, representing over 27% of license revenues. During the year, we released the latest version of our award-winning xPression software suite, delivering numerous enhancements and updates to improve overall flexibility, performance and ease-of-use. With this release, we received the EMC Designed for Documentum designation acknowledging the integration of xPression’s powerful content publishing technology with the EMC Documentum platform. In the fourth quarter, we announced the beta release of our xPresso design component, further broadening our product suite. xPresso enables companies to automate the creation of highly-personalized marketing collaterals, brochures and catalogs, as well as customer invoices, bills and statements for both online and print distribution.

I will now turn the presentation over to Todd Schmidt to summarize the background and impact of our recent restatement and to review our annual and fourth quarter financials.

Todd Schmidt: As you may have read in our press release of December 29th, as a result of a review of our 2004 10-K and 2005 10-Qs by the SEC and discussions with Ernst & Young, our CPAs and our Audit Committee, we determined that we would need to revise our accounting practice for certain of our software license arrangements, and consequently, we would need to restate our financial statements beginning in January 2000 in order to comply with guidance set forth by the AICPA that was brought to our attention during the review by the SEC. We had believed, in consultation with Ernst & Young that our prior methodology was the proper accounting treatment, and we had received unqualified opinions from them over that timeframe. Revenue recognition rules for software companies are very complex, often subject to interpretation and continue to evolve. We follow very specific detailed guidelines in measuring revenue; however, certain judgments affect the application of the rules, and in this case, we judged incorrectly. As we stated in that December press release, this accounting revision does not affect our liquidity, cash flows or cumulative revenue over the past and future periods – it merely moves results between quarters and between years.

You can read the specific details of the “rules” that caused us to have to restate our results in our 2005 10-K which we will file tomorrow. Basically, the issue centered on what we had previously termed “initial license fees”, that is the fees that a customer initially pays to use our software. Provided all other revenue recognition criteria had been met, we recorded revenue from these customers when we delivered the software to them. Because of our new interpretation of the rules, for those customers that entered into annual licenses, we now recognize that revenue, as well as related commissions, ratably over the initial license term, typically twelve months, instead of immediately. In addition we changed our accounting practice related to revenue recognition for certain professional services that were bundled with these annually renewable license agreements.

In the 10-K, which I mentioned will be filed tomorrow, you will see the impact of this change for the last 5 years. For the periods reported in this press release, the effect of the change for fiscal 2004 was that revenue was reduced by approximately $300,000 and net income was reduced by approximately $120, 000 from amounts previously reported. For fiscal 2005, had we reported under our previous method, revenue would have been increased by approximately $160,000 and net income by approximately $250,000.

Turning to our income statement, for the year we reported net income of $19,000 versus net income of $598,000 for 2004. As previously mentioned, revenue was up significantly as were expenses.

Growth occurred for both license fees and a professional service compared to 2004, but was most pronounced in the area of professional services, which grew 114% over 2004. A majority of this growth was from the delivery of implementation services to clients who have licensed our xPression software. Additionally, these results benefited from outsourcing revenue increase conducted by our Objectiva subsidiary in China. License fee revenue in 2005, as reported under our revised revenue recognition policy, grew a respectable 8% over amounts reported in 2004. Export sales accounted for approximately 17% of our revenue in 2005 compared to 25% in 2004. This decrease as a percentage of revenues was caused largely by the increase in professional services revenue, which is generated largely in the US.

Cost of Revenues grew by $5.5 million from $7 million in 2004 to $12.5 million in 2005. License Fees costs were up by approximately $1 million due primarily to increased non-cash amortization of previously capitalized software development costs. There were also increases in personnel costs as additional staff was required to support our increasing customer base and product set.

Cost of professional services, however, increased markedly, from $3.5 million in 2004 approximately $8 million in 2005, mainly due to significantly higher costs of personnel and related costs, such as facility costs, travel costs, computer and computer-related costs, and recruiting expenses necessary to sustain our project workload and to staff anticipated future projects.

Operating Expenses for 2005 exceed 2004 totals by approximately $1.8 million or 12%, primarily in the area of Research & Development, which accounted for $1.6 million of the increase. Reported R&D expense levels were up by $1.5 million compared to 2004 amounts; however, we capitalized $1.9 million of R&D expenditures in 2004. Excluding the impact of capitalization, gross 2005 R&D expenditures declined by $350,000 from 2004 totals. This decline is the result of reduced outside consulting costs that were replaced by moving a large part of our development efforts to our Objectiva subsidiary in China.

Sales and marketing costs were relatively flat from 2004 to 2005. 2005 General and administrative costs increased by approximately 10% over 2004 due primarily to increased personnel and personnel-related costs.

Other income consists primarily of interest income on our cash reserves and a one-time investment gain in 2005. Our provision for income taxes is primarily foreign taxes, as no federal tax is due because the company has federal net operating loss carryforwards.

With regard to the fourth quarter of 2005, the company reported net income of $345,000 compared to $250,000 in the fourth quarter of 2004 as revenue growth was offset by increases in Cost of Revenues and Operating Expenses.

Revenue increased by nearly $1.6 million, or 25%, over the third quarter of 2004. Professional Services revenue grew most significantly, by $1.2 million or 70%, up to $2.8 million. Revenue from License Fees grew by $431,000, or 9%.

Cost of Revenues was up by 72% to $3.6 million in the fourth quarter of this year. Of the increase, $1.3 million was attributable to increased professional services costs, primarily headcount-related, required to service our growing volume of projects and projected future projects.

Fourth quarter 2005 Operating Expenses were relatively flat from the fourth quarter of 2004. General and administrative expenses increased due to increases in facility costs related to our new facility, audit and legal fees related to the restatement, and personnel costs increases.

Our financial condition remains strong at the end of 2005. Cash increased by approximately $1.1 million and accounts receivable decreased slightly from 2004.

In terms of Other Assets, net capitalized software development costs are continuing to be amortized. We expect that this balance will continue to decline during 2006 as we anticipate continued substantial amortization expense but very limited, if any, capitalization of software development costs.

Deferred Revenue, under our revised revenue recognition policy now is composed of license fees for annual licenses and annual license and support renewal fees that have been paid or invoiced that have yet to be recognized to revenue. This revenue is recognized ratably throughout the year. Our Deferred Revenue balance has been restated to reflect the change in our revenue recognition policy and decreased by $463,000 from 2004.

Stockholders’ Equity increased by approximately $500,000 due primarily to stock option exercises and treasury stock sale.

Jack McGannon: In conclusion, I will say that we are optimistic about our prospects for future growth and have laid a solid foundation for future progress. I want to reiterate that should you have any questions or require additional information, you can contact us at investorrelations@docscience.com and we will respond to you as quickly as possible. You can also look at our earnings releases and view and listen to an archived copy of this webcast at our website, www.docscience.com.

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